Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3, (Registration No. xxx-xxxxxx), of BioTime, Inc. and Subsidiaries, (collectively, the “Company”) and of: (i) our report dated February 11, 2010, with respect to the audit of the consolidated balance sheets of the Company as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in equity (deficit), and cash flows for the years then ended, which report appears in the Annual Report on Form 10-K of the Company for the year ended December 31, 2009, and (ii) to the reference to our firm under the caption “Experts” in the prospectus.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
June 28, 2010